UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 28, 2011

PURE CYCLE CORPORATION
(Exact name of registrant as specified in its charter)

Colorado	0-8814	84-0705083
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1490 Lafayette Street, Suite 203, Denver, CO	80218
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (303) 292-3456

N/A
(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

This Current Report on Form 8-K is filed by Pure Cycle Corporation (the “Registrant”), a Colorado corporation, in connection with the matters described herein.

ITEM 8.01 – OTHER EVENTS

Pursuant to the Amended and Restated Lease between the Rangeview Metropolitan District (the “District”) and the Colorado State Board of Land Commissioners (the “Land Board”), the Registrant, as the service provider to the District, has the exclusive right to provide water to 24,000 acres of the “Lowry Range.” The Lowry Range is a 26,000 acre undeveloped property located east of Denver, Colorado, which is owned by the Land Board. The Land Board is preparing to solicit bids for the potential development of oil and gas located at the Lowry Range.

On or about November 28, 2011, the Land Board posted a draft form of an oil and gas lease on its website relating to potential oil and gas development at the Lowry Range. While this is a draft lease that states it is subject to approval from the Colorado Attorney General’s office, the Registrant expects the draft oil and gas lease to be distributed to potential bidders for the Land Board’s Lowry Range oil and gas lease proposals.

The Registrant does not believe this draft form of the lease adequately describes or protects the Registrant’s exclusive right to provide water service to the Lowry Range and due to the inadequate wording in the draft lease the Registrant believes it must act promptly to protect its rights at the Lowry Range. The Registrant is prepared to vigorously defend its exclusive right to provide water service to the Lowry Range, which may include the Registrant filing suit against the Land Board in advance of the issuance of any lease by the Land Board.

It is unknown whether the Land Board will ultimately enter into any oil and gas lease agreements at the Lowry Range, whether the Colorado Attorney General will approve the draft lease agreement or whether any final lease agreement will be consistent with the draft lease agreement posted on the Land Board’s website.  As of the date of the filing of this Current Report on Form 8-K the Land Board has not yet finalized the lease.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: November 29, 2011

PURE CYCLE CORPORATION

/s/ Mark W. Harding
By: Mark W. Harding,
President and Chief Financial Officer

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